Exhibit 3.1

EQUITY RESIDENTIAL

SECOND AMENDMENT TO

EIGHTH AMENDED AND RESTATED BYLAWS

1.

The Eighth Amended and Restated Bylaws (the “Bylaws”) of Equity Residential, a Maryland real estate investment trust, are hereby amended by deleting therefrom Section 14 of Article II in its entirety and inserting in lieu thereof a new Section 14 of Article II as follows:

Section 14. MEETINGS BY CONFERENCE TELEPHONE AND REMOTE COMMUNICATION.

(a)    Conference Telephone. The Board of Trustees or the chairman of the meeting may permit shareholders to participate in a meeting of shareholders by means of conference telephone or other communications equipment by which all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means constitutes presence in person at the meeting.

(b)    Remote Communication. The Board of Trustees may determine that a meeting of shareholders may be held solely by means of remote communication.

2.	Except as set forth herein, the Bylaws shall remain in full force and effect.

Effective Date: May 4, 2020